Exhibit 5

TROUTMAN SANDERS LLP Attorneys at Law The Chrysler Building 405 Lexington Avenue New York, New York 10174-0700 212.704.6000 telephone troutmansanders.com

April 2, 2010

Ophthalmic Imaging Systems
221 Lathrop Way, Suite I
Sacramento, CA  95815

Re:           Ophthalmic Imaging Systems

Dear Sir or Madam:

We have acted as counsel to Ophthalmic Imaging Systems, a California corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering an aggregate of 750,000 shares of the Company’s common stock, no par value (the “Common Stock”), issuable upon the exercise of options which have been, or may from time to time be, granted by the Company to employees (including officers and directors who are employees) of the Company, consultants, advisors and non-employee directors of the Company under the Company’s 2009 Stock Option Plan (the “2009 Plan”), and such additional indeterminate number of shares of Common Stock as may be issued under the anti-dilution provisions of the 2009 Plan.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Act.

In rendering the opinions expressed below, we have examined the Registration Statement and the exhibits filed with the Commission on the date hereof, the Articles of Incorporation of the Company, as amended, the Amended and Restated By-laws of the Company, the 2009 Plan, the forms of Stock Option Agreement and Nonstatutory Stock Option Agreement under the 2009 Plan, and the minutes and corporate proceedings of the Company’s Board of Directors and shareholders adopting the 2009 Plan.  In addition, we have examined and relied upon such other matters of law, certificates and examinations of public officials and officers and representatives of the Company and have made such other investigations as we have deemed relevant to the rendering of this opinion.  We have not examined each option contract in respect of options granted under the 2009 Plan.  We have, however, examined the form of option contract which the Company has advised us is the form of option contract used by it under the 2009 Plan.  We have also been informed by the Company that each option contract between the Company and option holders under the 2009 Plan is substantially in the form of the option contract we have examined.  In all of our examinations, we have assumed the accuracy of all information furnished to us and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified, facsimile, photostatic or conformed copies thereof, the authenticity of the originals of such latter documents, as well as the genuineness of all signatures on all documents furnished to us, the legal capacity of natural persons and the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof.

Our opinion is limited to the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

Finally, we are counsel admitted to practice in the State of California, and we express no opinion as to the applicable laws of any jurisdiction other than those of the State of California and the federal laws of the United States.  We are not opining on “blue sky” or other state securities laws.

Based upon and subject to the foregoing, we are of the opinion that the shares of the Company’s Common Stock to be issued pursuant to the exercise of options granted or to be granted under the 2009 Plan will be, when issued pursuant to the provisions of the 2009 Plan and the applicable option contract, legally issued, fully paid and non-assessable.

We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and any amendment thereto with respect to the 2009 Plan and with respect to our name wherever it appears in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours, /s/ Troutman Sanders LLP TROUTMAN SANDERS LLP